Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE	November 15, 2005
BUTLER NATIONAL CORPORATION ANNOUNCES LEARJET 35/36 RVSM

Olathe, Kansas November 15, 2005- Butler National Corporation (OTC Bulletin Board "BUKS") a leading manufacturer and provider of support systems for "Classic" aviation, announces its subsidiary, Avcon Industries, Inc., has completed its first installation of the Avcon Reduced Vertical Separation Minimums (RVSM) solution for Learjet 35 and 36 airplanes. The Avcon Learjet 35/36 RVSM solution will allow airplanes to operate with reduced vertical spacing at altitudes of 29,000 feet through 41,000 feet. Avcon entered the Learjet 30 series RVSM market as a high-quality, low-cost provider. Avcon has received RVSM orders for delivery in first quarter 2006. The February schedule is currently committed, however, a few schedule dates are available starting in March 2006.

Avcon, the proven leader in Learjet 20 Series RVSM, has installed its RVSM solution on over 125 Learjet 20 series airplanes. "Our customers have indicated a serious demand for the cost-effective Avcon RVSM solution for the Lear 30 series airplanes. We have considerable knowledge and real experience in the Lear 20 series RVSM certification and installation market. We expect to complete the certification process on schedule," commented Larry Franke, President of Avcon.

Our Business:

About Avcon Industries, Inc.

Avcon Industries, Inc., a wholly owned subsidiary of Butler National Corporation, offers modification of customer and company owned business-size aircraft from passenger to freighter configuration, addition of aerial photography capability, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications. Avcon also acquires, modifies and resells Aircraft, principally Learjets.

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Kathy Gorrell, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations

Creative Options Communications
jdrewitz@comcast.net

Phone (913) 780-9595 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-